EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-256715) and S-1 (No. 333-254022) of nDivision Inc. (the “Company”) of our report dated April 14, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, which appear in this Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Friedman LLP

Marlton, New Jersey

April 14, 2022